Exhibit 99.1

TOWER GROUP INTERNATIONAL RECEIVES NASDAQ NOTICE

REGARDING LISTING REQUIREMENTS

HAMILTON, BERMUDA – November 20, 2013 — Tower Group International, Ltd. (NASDAQ: TWGP) announced today that it received a notification letter from The Nasdaq Stock Market (Nasdaq) on November 14, 2013, stating that because the Company has not yet filed its Quarterly Report on Form 10-Q for the period ended September 30, 2013 with the Securities and Exchange Commission (SEC), it was not in compliance with the continued listing requirements under Nasdaq Listing Rule 5250(c)(1). This press release is being issued in accordance with Nasdaq Listing Rule 5810(b).

The Nasdaq notice has no immediate effect on the listing or trading of the Company’s common stock on The Nasdaq Stock Market. Nasdaq staff had previously granted the Company an exception until November 29, 2013 to file its delinquent Quarterly Report on Form 10-Q for the period ended June 30, 2013. As a result of the additional delinquency, the Company must submit by November 29, 2013 an update to its original plan to regain compliance with the applicable listing rule. Tower expects to file with the SEC its Form 10-Q for the period ended June 30, 2013 and to submit to Nasdaq an update to its plan to regain compliance with the applicable listing rule on or before November 29, 2013, and thereby to regain compliance with the Nasdaq continued listing rules.

About Tower Group International, Ltd.

Tower Group International, Ltd. is a Bermuda-based global diversified insurance and reinsurance holding company and is listed on the NASDAQ Global Select Market under the symbol TWGP. Through our insurance and reinsurance subsidiaries in the U.S. and Bermuda, collectively referred to as Tower Group Companies, we deliver a broad range of commercial, personal and specialty insurance products and services in the U.S. and specialty reinsurance products globally through our distribution and underwriting partners.

For more information, visit Tower’s website at http://www.twrgrpintl.com.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release and any other written or oral statements made by or on behalf of Tower may include forward-looking statements that reflect Tower’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “project,” “intend,” “estimate,” “anticipate,” “believe” and “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Please refer to Tower’s filings with the SEC, including among others Tower’s Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent filings on Form 10-Q, for a description of the important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Forward-looking statements speak only as of the date on which they are made, and Tower undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact Information:

Bernie Kilkelly

Managing Vice President, Investor Relations

Tower Group International, Ltd.

212-655-8943

bkilkelly@twrgrp.com